Exhibit 99.2

01-Nov-2022

Premier, Inc. (PINC)

Q1 2023 Earnings Call

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CORPORATE PARTICIPANTS

Angeline C. McCabe Vice President, Investor Relations, Premier, Inc. Michael J. Alkire President, Chief Executive Officer & Director, Premier, Inc.	Craig S. McKasson Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

OTHER PARTICIPANTS

Eric Percher

Analyst, Nephron Research LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, and welcome to the Premier Inc. Fiscal 2023 First Quarter Results and Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Angie McCabe, Vice President of Investor Relations. Please go ahead.

Angeline C. McCabe

Vice President, Investor Relations, Premier, Inc.

Thank you.

Welcome to Premier’s Fiscal 2023 First Quarter Conference Call. Our speakers this morning are: Mike Alkire, Premier’s President and CEO, and Craig McKasson, our Chief Administrative and Financial Officer.

Before we get started, I want to remind everyone that our earnings release – and the supplemental slides accompanying this conference call – are available in the investors section of our website at: investors.premierinc.com.

Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today and we undertake no obligation to update them.

Factors that might affect future results are discussed in our filings with the SEC, including our most recent Form 10-K and our Form 10-Q for the quarter, which we expect to file soon. We encourage you to review these detailed Safe Harbor and risk factor disclosures.

Also, where appropriate, we will refer to “adjusted” or other non-GAAP financial measures, such as “free cash flow,” to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release in the appendix of the supplemental slides accompanying this presentation and in our earnings Form 8-K, which we expect to furnish to the SEC soon.

I will now turn the call over to Mike Alkire. Mike?

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Thanks, Angie.

Good morning, everyone, and thank you for joining us today. This morning we reported our first quarter results, which were consistent with our expectations and we are reaffirming our fiscal 2023 guidance, which we introduced at our August earnings call. Our performance reflects continued execution of our strategy to provide value to our members and other customers through our innovative, technology enabled solutions that we expect will result in sustainable, long-term growth and create value for our stakeholders. Through our data and insights that can influence virtually every decision if healthcare we are demonstrating our value as a trusted partner in helping our members navigate an evolving and challenging environment.

This morning, I will share some highlights from the quarter and the progress we are making towards achieving our long-term growth objectives. Craig will review our financial results and fiscal 2023 outlook in more detail.

In our PINC AI Clinical Decision Support business, we continue to enhance our prior authorization and analytic solutions, among others, to improve the patient, provider and payer experience. We are expanding our utilization management, or “UM,” capabilities beyond the way UM is currently delivered. We expect to soon begin scaling a new full-service UM offering that enables providers and payers to leverage medical evidence and partner directly to help ensure that patients receive the most appropriate treatment. This solution will leverage our technology to transform the prior authorization process into one that guides clinicians to the most appropriate, evidence-based options for their patients. This clinical decision support technology is embedded into the electronic medical record workflow of the clinician, thereby making it more efficient and less burdensome to the patient, provider and payer. Our goal is simple: to accelerate the time it takes for patients to be connected to appropriate therapies and to improve health outcomes.

We have also made investments to improve some of our core capabilities, including our clinical surveillance technologies for infection prevention, quality analytics products, and enterprise resource planning technology, among others. These solutions are now being introduced to better serve the growing non-acute market.

We are also further expanding our partnerships with pharmaceutical, medical device and diagnostic companies that leverage PINC AI data and research capabilities for real-world evidence to advance the development and commercialization of critical innovations. On our fiscal 2022 third quarter earnings call, we highlighted the work that PINC AI Applied Sciences is doing to identify patients with idiopathic pulmonary nodules, or ITNs. We are proud that PINC AI Applied Sciences, along with our partners AstraZeneca and Clinithink, were recently chosen as Biotech Week Boston’s 2022 “BWP Awards” winner for innovative use of technology-enabled healthcare solutions in the digital medicine category.

We were recognized for working together to identify patients that have IPNs. As part of our efforts, we reviewed diagnostic scans that were done earlier during the COVID-19 pandemic in the largest health information exchange in the New York market. We identified over 150,000 IPNs, of which 7% to 10% could be premetastatic, early-stage lung cancer and, if not for our efforts, could have been overlooked. This most recent recognition further highlights our technology capabilities, and we believe it positions us at the forefront of tech-enabled solutions, adding to our unmatched capabilities in using structured and unstructured data to create analytics to help reduce costs and improve quality.

We’re also making progress on our strategy to expand into adjacent markets. In October, we completed our previously announced transaction to acquire key assets of TRPN Direct Pay and Devon Health, or collectively “TRPN.” These assets include contracts with more than 900,000 providers across 4.1 million U.S. locations, as well as licenses to cost containment technology. We are focused on integrating the assets into our business and are now developing the acquired provider contracts into a new out-of-network wrap offering. This new product, named “Contigo Health ConfigureNet,” is expected to help improve access to healthcare and reduce the cost to patients as it will provide health plan payers and their health plan members medical claims savings through pre-negotiated discounts with the network providers.

In addition, through the asset acquisition, Contigo Health will expand its customer base to include national health plans, specialized insurance providers, and other network companies. Work is underway to build other provider network offerings to meet the specialized needs of the existing and new customers Contigo Health serves. Configurenet is also expected to complement and help grow Contigo Health’s established health plan administration and Centers of Excellences lines of business.

I am also proud of the ways in which we have advanced our environmental, social and governance, or ESG, efforts over the last year in a manner that supports our strategies to create value for all of our stakeholders. We recently published our 2022 Sustainability Report highlighting our many practices and initiatives that are aimed at improving healthcare, building trust with our stakeholders, operating responsibly and positively impacting communities – all of which are critical to our mission to improve the health of communities.

In addition, we signed the U.S. Department of Health and Human Services’ Office of Climate Change and Health Equity’s Climate Pledge as part of our ongoing commitment to reduce greenhouse gas emissions across the healthcare sector and increase climate resilience. We recognize we have a responsibility to reduce our climate impact, and we are also working alongside healthcare providers and other stakeholders to help support their efforts in reducing their carbon footprint.

Together with our vision, mission and values, ESG practices are guideposts we use to ensure that our strategy delivers long-term, sustainable growth while also having a positive global impact.

In summary, our business is built on a strong foundation that provides stability and enables growth. We develop and provide innovative, technology-enabled solutions to help our members and other customers in the delivery of care. We generate strong cash flow, and we have a flexible balance sheet. We remain focused on our mission and advancing our multi-year strategy to achieve our longer-term goals.

I will now turn the call over to Craig McKasson for a discussion of our operational and financial performance and fiscal 2023 financial guidance. Craig?

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

Thanks, Mike. This morning, I will walk through our fiscal 2023 first quarter results and discuss our outlook for the remainder of the fiscal year which remains unchanged from when we introduced it on our earnings call in August.

Turning to the first quarter of 2023 and as compared with fiscal 2022’s first quarter, results were consistent with our expectations, with:

•	Total net revenue of $313.9 million, a decrease of 14%;

•	Supply Chain Services segment revenue of $219.7 million, a decrease of 21%; and

•	Performance Services segment revenue of $94.2 million, an increase of 7%.

In our Supply Chain Services segment, net administrative fees revenue was essentially flat compared with the year-ago quarter, primarily driven by continued growth in our non-acute GPO business as well as further penetration of existing member spend in the acute business, partially offset by the impact of members that did not amend or renew their GPO agreements in August 2020 as discussed on previous earnings calls. Within our GPO portfolio, the food category experienced strong growth, which was partially offset by price reductions in our pharmacy category as well as the continued normalization across a few categories, including pharmacy, that experienced stronger purchasing related to increased demand due to the COVID-19 pandemic in the prior year period.

With respect to price inflation, and as we have communicated on recent earnings calls, we continue to manage price increases for supplies and services on behalf of our healthcare provider members. Although inflationary price increases have had an impact on some contracts across the portfolio, they have not had a significant impact on our business to date.

As we expected, products revenue declined from the prior year quarter due to the continued normalization of demand and pricing for personal protective equipment, or PPE, and other supplies as a result of the progression of the COVID-19 pandemic. This was partially offset by ongoing demand for products as we continue to expand our product portfolio to include more clinical products, such as safety catheters, and drive increased member adoption. In our Performance Services segment, revenue increased

7% compared with last year’s first quarter. This was primarily due to continued growth in our adjacent markets and consulting businesses and partially offset by the timing of revenue associated with enterprise analytics license agreements in the current year compared to the prior year. In addition, our adjacent markets businesses grew 40% over the prior-year quarter, driven primarily by growth in PINC AI Applied Sciences, Contigo Health, and Remitra. We remain on track to achieve our fiscal 2023 target of 30% to 40% year-over-year growth in our adjacent markets businesses, which delivered over $80 million of revenue last fiscal year.

With respect to profitability, GAAP net income was $43 million for the quarter.

Adjusted EBITDA of $109.4 million in the first quarter decreased 10%, as we expected, from the same quarter a year ago, primarily due to two factors:

•

First, Supply Chain Services adjusted EBITDA of $121.2 million decreased quarter over quarter. This was mainly due to our direct sourcing business which experienced a decline in profitability, as we expected, given a decrease in products revenue driven by lower demand and pricing for PPE as well as higher logistics costs that impacted margins.

•

Second, Performance Services segment adjusted EBITDA of $19.4 million decreased from the prior-year quarter, primarily due to the timing of revenue related to enterprise license agreements as well as higher selling, general and administrative expense mainly related to additional headcount to support anticipated growth in our adjacent markets businesses, particularly Contigo Health and Remitra.

Compared with the year-ago quarter, adjusted net income decreased 21% to $62.5 million, and adjusted earnings per share decreased 19% to $0.52. Adjusted net income and adjusted earnings per share reflect income tax expense at an effective rate of 26% and 21% for the first quarters of fiscal 2023 and 2022, respectively. The lower effective tax rate in the first quarter of fiscal 2022 was primarily the result of the estimated impact of a valuation allowance release due to a subsidiary reorganization that was expected to, and ultimately did, occur in the second quarter of fiscal 2022. We continue to expect our effective tax rate to be at a more normalized level of 26% to 27% for fiscal 2023.

From a liquidity and balance sheet perspective, cash flow from operations for the three months ended September 30, 2022, was $74.8 million compared with $55.2 million for the prior year. The increase was mainly due to increased cash inflows from the continued growth in our Performance Services business as well as higher cash receipts from a dividend associated with one of our minority investments and was partially offset by a decrease in cash received as a result of lower revenues in our direct sourcing business as demand for pandemic-related supplies continues to normalize.

Free cash flow for the first quarter of fiscal 2023 was $31.5 million compared with $10.3 million for the same period a year ago. The increase was primarily due to the same factors that affected cash flow from operations as well as a decrease in purchases of property and equipment. As a reminder, free cash flow is typically lowest in the first quarter since our fiscal year ends in June and payment of certain expenses, including annual employee incentive compensation, occurs in the first quarter. For fiscal 2023, we continue to expect free cash flow of approximately 45% to 55% of adjusted EBITDA.

Cash and cash equivalents totaled $176.6 million as of September 30, 2022, compared with $86.1 million as of June 30, 2022. We ended the quarter with an outstanding balance of $250 million on our five-year, $1.0 billion revolving credit facility and subsequently utilized an additional $125 million to fund our acquisition of TRPN assets, bringing our outstanding balance to $375 million as of the end of October.

With respect to capital deployment, in a rising interest rate environment, we will remain disciplined and focused on taking a balanced approach through investments in organic growth and targeting acquisitions to strengthen, enhance or complement our existing capabilities and differentiate our offerings in the marketplace as well as the return of capital to stockholders through our quarterly dividend. We continue to look at opportunities that we believe will generate long-term stockholder value and are also focused on successfully integrating previously announced acquisitions.

As Mike discussed earlier, we closed our acquisition of key assets of TRPN to advance Contigo Health’s growth strategy and paid for the assets through a combination of cash on hand and utilizing our credit facility. We are focused on integrating the acquisition into our business in fiscal 2023 and positioning it in the marketplace. As we communicated when we announced the transaction, we expect it to generate $0.01 to $0.02 of accretion in fiscal 2023. We also anticipate that the transaction will result in $40 million to $60 million in incremental annual net revenue and will contribute 40% to 50% in adjusted EBITDA margin once it is fully scaled in the next three to five years.

During the first quarter of fiscal 2023, we paid quarterly cash dividends to stockholders totaling $25.2 million. Recently, our Board of Directors declared a dividend $0.21 per share, payable on December 15, 2022, to stockholders of record as of December 1.

Based on our first quarter performance and our outlook for the remainder of this year, we are reaffirming our initial guidance that we introduced on our fiscal 2022 fourth quarter earnings call in August. Specifically, we continue to expect:

•	Total net revenue to be in the range of $1.38 billion to $1.45 billion;

•	Adjusted EBITDA to be in the range of $510 million to $530 million; and

•	Adjusted EPS to be in the range of $2.63 to $2.75.

From a cadence perspective, and as a reminder of the expectations we provided last quarter:

•

In our GPO business, we are now generally beyond the previously mentioned impact of the members that did not amend or renew their GPO agreements in August 2020, and we expect this business to begin growing on a sequential basis in the second quarter of this fiscal year.

•

In our direct sourcing products business, we are beyond the impact of the COVID-19 pandemic had on this business and expect it to grow on a sequential basis beginning next quarter. However, we still expect revenue to be lower in the second quarter of this fiscal year compared with the prior year period, which benefited from the impact of increased demand and pricing related to the pandemic.

•

In our performance services business, we expect revenue to increase sequentially from the first quarter throughout the remainder of the year, although, due to the timing and magnitude of enterprise license agreements and certain consulting arrangements, there may be periodic variability in the recognition of the revenue and profitability associated with these engagements between quarters during any given fiscal year.

•	From a profitability perspective, we expect earnings in the first half of fiscal 2023 to be affected by three factors:

•	First, the first half of fiscal 2022 benefited from higher demand and pricing associated with pandemic-driven purchases of PPE and other supplies in our direct sourcing business;

•	Second, the aforementioned impact on our GPO business in the first quarter of fiscal 2023 related to the members that did not amend or renew GPO agreements in August 2020; and

•

Third, we are making incremental investments across the business to drive our anticipated growth, particularly in our adjacent markets businesses, and to recruit and retain talent in what continues to be a challenging labor market.

These factors are expected to result in an approximate mid-single-digit year-over-year decline in adjusted EBITDA in the first half of fiscal 2023. Importantly, we expect this trend to reverse in the second half of this fiscal year as we continue to grow the business.

In summary, we continue to execute and deliver value to our members and other customers in a challenging market environment, we remain focused on executing our strategy, and we believe we are on track to deliver on our fiscal 2023 commitments and to achieve our long-term growth objectives.

Thank you for your time this morning. We’ll now open the call up for questions.

QUESTION AND ANSWER SECTION

Operator: We will now begin the question-and-answer session. [Operator Instructions] And our first question will come from Stephanie Davis of SVB Securities. Please go ahead.

Q

Hey, guys. Thank you for taking my question here. Yeah. I am – I wanted to start a little bit on the guidance to it in light of Contigo acquisition close. Can you walk us through how much of this was already baked into the outlook? How should we think of the acquisition’s contributions as still getting within the range and maybe to a different area of the range post-close?

A

Sure. Thanks, Stephanie. When we originally established guidance back in August, we had not factored in the TRPN assets. Although it’s not going to be a complete full year as we talked about when we announced the transaction, it will be accretive $0.01 to $0.02 in fiscal 2023. It’s early in the year, so we are not adjusting our full year guidance as a result of that incremental contribution, but obviously it is a benefit to the overall guidance range.

Q

Understood. So as opposed to the normal de-risk vis-à-vis in the first quarter this time we got to de-risk from the acquisition close. On one follow-up on that when I think about the license sales in this – in the first quarter, that surprised me as you’re already on a lower base for license sales in Q1 of last year. So can we take a step back should we think about that as a benefit to timing in 2Q revenues? Or is there a way to give us broader color on kind of the demand environment for the first half license sales in 2023 versus 2022?

A

Yeah. Relative to enterprise licenses, as we’ve talked about, it’s hard to predict exactly when they will close. All that might provide some more perspective on the macro environment and demand. But what I can say is that we had we did have enterprise license agreements that did occur in the first quarter. But there was another one that we expected to happen before the end of the quarter that did not close. I can say we have had one close since quarter end at this point, but that is the timing implication that we regularly discuss can cross across quarters depending on when they hit.

A

And then in terms of just the broader market and the demand on the enterprise licenses, it’s Stephanie, so these health systems are under a lot of pressure. And so, we’re trying to configure these enterprise licenses in a way that actually drives not only obviously long-term value, but also helps them from a short term. And so, it’s really just getting that message out there that, there is the ability to, potentially reduce costs, but longer term agreements and be able to expand our capabilities into these accounts. So, the demand is still there and it’s just a matter of us making sure that we’re in the market with the appropriate messages.

Q

Understood. Very helpful, guys, thank you.

A

Thank you.

Operator: The next question comes from Eric Percher of Nephron Research. Please go ahead.

Q

Thank you. I want to follow-up on the comments around capital deployment, and I’m interested to hear if you’re seeing that there’s more activity in the market and maybe some entities that are looking for or reaching the end of funding. Have you seen much acceleration and it feels like TRPN hits a lot of different metrics in terms of being both accretive and extending the business and helping current customers. Are those just very hard to find or do you think we can see an uptick in M&A this year?

A

Yeah. So, you know, more broadly, obviously, Eric, we are looking at – in the market this year for assets that might be, you know, priced more reasonably than they have been in the past. We are going to continue to look in, you know, areas that extend our current capabilities, which truly are tech-enabling the supply chain, helping our health systems, you know, really focus on appropriate buying and really channeling them into a capability that helps them leverage our committed programs and the ways truly to reduce costs. So in the supply chain area, we’ve got to continue to look for those opportunities. In the performance services area, it’s all of those adjacent businesses that Craig talked about. You know, and our focus has been just like with TRPN, how do we will create our buy, you know, look at these platforms that can help us not only, you know, support our health care systems today, but also build a longer-term platform that can help them as they are sort of navigating a really, really difficult environment. And what TRPN is going to allow them to do is for many of our health systems that either have partnerships or that have health plans, it’s going to allow them to extend services into their market. So we will continue to look for more reasonable – reasonably priced assets, but with an eye towards assets that really are a platform.

A

Yeah. And the only thing I would add to that, Eric, is we will continue to have our balanced approach. Obviously, we are in a rising interest rate environment, so we’ve got to be thoughtful when we are going through our capital plan analysis in terms of strategic fit, financial fit and execution/cultural alignment of the assets that they’re going to strategically differentiate us, but we’re going to deliver the financial returns we expect. So, you know, we continue to have an active pipeline. We continue to look, but we’ll be balanced in terms of how we think about accomplishing that.

Q

And Craig, that higher interest rate obviously impacts your consideration of return when it comes to share repurchase. But looking at how you’ve financed this in the cash balance. Do you still look at share repurchase as a possibility over the course of the year?

A

It’s something we’ll continue to assess in terms of best use of capital. Yes.

Q

Thank you.

A

Thank you.

Operator: The next question comes from Kevin Caliendo of UBS. Please go ahead.

Q

Hi. Thanks for taking my call. A question I have is trying to understand if there’s any change in purchasing patterns happening at the hospital. I think in some of the checks we’ve done we’ve heard companies are maybe not buying or replenishing inventories as much as they had in the past on supplies and other things. I’m just wondering if you’re seeing that in any way, shape or form are there any categories, if it’s PPE or anything else? And how pricing in this supply chain might be impacting behavior in any way, shape or form?

A

Yeah, no, certainly. So couple different thoughts on that, Kevin. First you know, in supply chain, it is an environment right now that is continuing to evolve. So if you remember our healthcare system, a number of them made pretty significant investments in stockpiles and, wanted to ensure that as the virus progressed, they had enough product. So I do think that a number of those health systems are, utilizing those stockpiles, which, does obviously put a pressure on the demand for some of that PPE.

I will also tell you that from a utilization standpoint, in just terms of consumers utilizing the healthcare system, through our June quarter, the acute decreased the acute utilization decreased by 2.7%. That’s obviously also putting pressure on all supplies, obviously, that would have been utilized in those procedures. That’s a supply chain standpoint. On the performance services side I will tell you, we have to continue to drive the message that we can not only create capability that creates long-term return and value for these health systems, but also short-term. And we’ve got some really, really unique solutions that we can offer our healthcare system customers that can help them, in the short-term, meet some of their issues or meet some of their needs in terms of bringing down their overall cost not only, from an operating standpoint, but also from a corporate standpoint, that corporate overlay that many of our health systems are trying to figure out how to be more efficient with.

A

Yeah. And the only thing I would add to that, Kevin, is that our expectations, particularly in our direct sourcing business, did contemplate that our members had procured PPE kind of buildups, that they were going to be bleeding down, which is why we’re continuing to see that normalization. Now we do think the first quarter is the low watermark. So we will start to see sequential growth in the direct sourcing business moving forward. Although, as I said in my remarks, there will still be a decline in the second quarter because of the level of purchasing that it was still occurring last year at this time. But that was factored into our expectations in terms of some of that slowdown due to what they had built up over time.

Q

That’s helpful. If I can ask a quick follow-up is – are you also seeing people or customers going more full on formulary in essence kind of what you’re saying but it would feel like...

A

Yeah.

Q

...in a way to save money, that’s actually a positive incremental for you as well, right?

A

Without a doubt. So and that is obviously our – one of our primary objectives is to get people on to these committed programs, a.k.a. formularies. So but yes, we are seeing a lot more interest in those committed models as you know, healthcare systems are feeling this pressure in some cases of utilization, not picking quite back up at the pace they expected.

Q

Thank you so much. That’s helpful.

A

Thank you.

Operator: The next question comes from Eric Coldwell of Baird. Please go ahead.

Q

Thank you very much. I am going to throw a lot of numbers at you, but I’m following up on Stephanie’s original question around performance services and the acquisition. So you did $401 million in fiscal 2022 performance services revenue, TRPN is doing $40 million to $60 million, and the segment guidance this year for $432 million for $450 million. So it does look on phase like organic performance services revenue is implied to be down about $10 million year-over-year if we hold this guidance is, up to date or accurate. And if TRPN wasn’t included in that original guidance in adjacent markets or organically growing 30% to 40%, doesn’t that imply that the non-adjacent markets that made up about 80% of the segment’s revenue last year are actually down about $40 million bucks? I’m just I’m a bit confused about this, this performance services revenue guidance for the year.

A

Yeah. Thanks, Eric. I appreciate the question. Again, it’s early in the year and given that we’re only going to have partial year contribution from TRPN at this point, we elected not to change the overall guidance, given it will have a nominal contribution. I will say to your point that we are seeing, and have communicated on previous calls, the rapid growth that we’re seeing in those adjacent markets, part of our performance services business which are offsetting slower growth. I wouldn’t say it’s negative growth, but I can understand based on the range of guidance why that’s how the numbers would appear. We will continue to assess our performance as the year goes on and revisit our revenue guidance on a go forward basis.

A

And one build, we are obviously we just closed on that transaction. So we’ve got to go through a process of integrating this asset over the next few weeks. So we’ll be in a lot better place to do exactly what Craig suggested.

Q

If I could just get one quick follow-up. Are there any revenue, is there a revenue discounting going on with that TRPN guidance? Or is there anything to consider in terms of the mechanics of how that revenue comes in, that that might not be immediately, visible to us on the street?

A

Yeah, it’s a great question, Eric. I would say I wouldn’t necessarily call it discounting, but what I will say is that in Contigo Health’s original business plan, there was an expectation they would be building out some network capabilities and there was a revenue and contribution that was contemplated in their original model, which was in our guidance. We subsequently closed TRPN, which is going to give us contributions for network capabilities. So we had to basically net out the benefits we were expecting to get from a different approach than having in the TRPN asset in our business mix for fiscal 2023.

Q

Okay. That’s very helpful. Thanks, guys.

A

Thank you.

Operator: The next question comes from Richard Close of Canaccord Genuity. Please go ahead.

Q

Yeah. Thanks for the questions. And just a follow-up on that last question in discussion. It wasn’t clear to me is the $40 million to $60 million for the acquired business, is that the run rate now or when you expect it to be scaled and integrated?

A

Yeah. Thank you, Richard. No, it’s –if you go back and read the release announcing the acquisition, the $40 million to $60 million is when that has been built out over the next three to five years, not current run rate at all.

Q

Okay. That’s helpful. I just want to go back to the utilization management Mike. Can you talk about that offering and like the go-to-market and the revenue model associated with that? You know, who are the customers just more details there would be helpful.

A

Certainly so obviously, we’re in the early stages. But you heard us talk about in the past this whole focus on technology enabling prior authorization. So this is just another step and building out that category of that offering. And as you know, prior authorization has been a very, very cumbersome and manual process.

And so, you know, our focus really is to technology enable that. And we are in a very unique spot to use natural language processing, machine learning to automate that capability. Now, we’ve been working with a couple of different organizations over the last year/ 18 months to build out that capability. So we feel really comfortable where we are. Our goal really, you know, obviously, is to leverage is to help our health systems, improve quality and reduce costs. So obviously, one of the areas of focus is obviously working with our health systems and providers. And then the other area, obviously is working directly with payers. So we do have some very specific capabilities, you know, especially around high cost imaging in those areas where we can help payers actually become more efficient as many of them are using manual labor and other capabilities to read charts and to look at lab values and all those kinds of things. And we have technology-enabled that, you know, using the various protocols to automate that entire function. So we’re really excited about it, but to answer your question – two areas that, you know, two markets we’re focused on both the payer and the provider market.

A

And Richard, just a little additional color. So on the provider side, that would be typically a sales subscription to our clinical decision support capability. So that would be the revenue model on the provider side. On the payer side, it as a contractual relationship with a payer to provide that back office automation and, you know, AI-enabled capability to eliminate their manual labor.

Q

Okay. Thank you.

A

Thank you.

Operator: The next question comes from Jessica Tassan of Piper Sandler. Please go ahead.

A

Hi. Thank you so much for taking the question. I’m hoping you can maybe talk a little bit about who the addressable market is for this out of network wrap product from TRPN Direct Pay? Just interested to know are you guys selling that to be sort of a supplement to whatever the employer’s ASO plan might be? Or just how is that sold? Who is the end customer? And then how large is the market? And sort of how quickly do you estimate it’s growing?

A

Yeah. So let me just hit the highest level the strategy stuff first. So we’ve found this asset. We’re incredibly excited about this asset. So just as you think about our healthcare system, they need to continue to look at ways to provide more services for their patients. Obviously, many of them have what we characterize as provider-sponsored health plans. And those health plans, for the most part, are providing services to those communities as well as their own staff, right. So many of them are self-insured. So what this wrapper does is, if you’re a patient or if you’re an employee or if you’re a customer of that health plan, and you have to have services outside of that provider footprint, typically you have to go, these health plans have to contract with somebody else to provide that kind of capability. And what we have done with this asset is be, provide this now capability of a wrapper so that when those either customers or those employees go outside that providers footprint we could actually service them through the contracts that we have, have bought this acquisition. So, we think it’s incredibly exciting. We also think, obviously, that, that not only can we provide this wrapper capability, but now as health systems are looking to sort of expand into the payer side of the market, we have that TPA capability that you’re well aware of that really supports our Centers of Excellence program. And now with this wrapper, we have the ability to provide health plan capabilities, virtual health plan capabilities, so that if a provider wants to stay on that kind of capability up, we have those assets. So, we’re really excited about both of those activities and both of those options.

A

Yeah. And then this is Craig. We do think there’s a potential third business case, which could be to have employers or providers carve out their out of network wrap. So, as opposed to having it bundled into their overall offering, Configure Net, which we’ve said is going to be the brand name of this capability in the future, could be carved out and actually be a separate capability that could be provided as well.

Q

Got it. That’s helpful. And I just have one quick follow up. I think you mentioned that, that there were some pricing headwinds related to COVID in 1Q of last year. And I just wanted to clarify that those were not related to the direct sourcing business? Those were outside of it. And then if that’s the case, can you just kind of clarify what exactly those headwinds that you lapped in 1Q were, how big and, and do they persist through, through 2Q or the back half? Thanks.

A

Yeah. I think I mean, again, going back to last year or the year-over-year impact, there’s really two headwinds that were affecting us from pricing standpoint. So indirect sourcing, yes, we had higher pricing of commodity products a year ago. Prices have continued to come down so that is a headwind in terms of the margins that we’re seeing in our direct sourcing business. We also have the freight expense implications from a couple of months ago that are impacting margins in that business. So now those are the headwinds to the direct sourcing business. And then I also talked about in my commentary the GPO headwinds because we had the last quarter, a year ago of the folks that had not amended and restated their GPO agreements. So they had lower pricing in their GPO participation agreements a year ago. Those have now stepped up, which created a year-over-year headwind in the GPO business.

A

Thank you, Jeff.

Operator: The next question comes from Jack Wallace of Guggenheim. Please go ahead.

Q

Thanks for taking my questions. I just want to talk about the GPO business it looks like there’s a fairly steep ramp you just given the guidance in the first year, a number of companies just think through the sequential layering on of net admin fees expected throughout the year and just the impact of the macro volumes in past that cadence?

A

Yes. I mean as I just mentioned, you know, we do expect from a GPO perspective, Q1 was the low watermark for the reasons I’ve talked about, Jack. And then we would expect sequential increases throughout the remainder of the fiscal year. So stepping up in Q2, a slight step up in Q3 and then a step up again in Q4 to get us within the range of performance that we’ve talked about for the year. That is and will continue to be stronger performance in the non-acute GPO side of the business, which is about 40% of the business now, and lower growth in the acute care business as we are continuing to not contemplate and expect significant ramp-ups in the utilization within the acute four walls in the hospital.

Q

Got you. That’s helpful. And then, just want to go back to comments made on the last call about the front half of the year having about a mid-single digit, EBITDA decline year-over-year. We’re a little bit higher than that this quarter. Just wondering how much of that was the impact of the license sale that slipped into the second quarter? And if there are any other puts or takes in there?

A

Yeah, the more significant impact affecting first quarter was the GPO headwinds that I’ve discussed in terms of the impact that had and then the direct sourcing margin impact from the normalization of purchasing. I think if you look at the gross margins in the direct sourcing business, you’re going to see a pretty significant step down because of the decreased level of revenue and the freight expense implications that we’ve talked about that are affecting us in the first half of this fiscal year. We do think that’s, you know, we’re seeing ocean freight come down and things of that nature which we think will benefit us from a margin standpoint in the back half of the year. But those two headwinds are really impacting us.

Within performing services, yes, the lower EBITDA margin contribution we had in the quarter did get affected by the timing of the enterprise license agreements?

Q

Got you. Thank you. That’s it for me.

A

Thank you.

Operator: This concludes our question-and-answer session. The conference has now also concluded. Thank you for attending today’s presentation and you may now disconnect.